Exhibit E

Execution version

September 1, 2020

Fuling ParentCo Inc. (“Parent”)

c/o Southeast Industrial Zone, Songmen Town

Wenling, Zhejiang Province,

People’s Republic of China, 317511

Attention: Ms. Guilan Jiang

Re:           Equity Commitment Letter

Ladies and Gentlemen:

This letter sets forth the commitment of the undersigned (the “Founder Entity”), subject to (i) the terms and conditions contained in an agreement and plan of merger (as may be revised, amended, restated and supplemented from time to time, the “Merger Agreement”) dated as of the date hereof by and among Parent, Fuling MergerCo Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands and a wholly owned Subsidiary of Parent (“Merger Sub”), and Fuling Global, Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”), and (ii) the terms and conditions contained herein.  Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

1.             Commitment.  The Founder Entity hereby commits, subject to the terms and conditions set forth herein, to subscribe, or cause to be subscribed, directly or indirectly through one or more intermediate entities, for newly issued ordinary shares of Parent and to pay, or cause to be paid, to Parent in immediately available funds at or prior to the Effective Time an aggregate cash purchase price in immediately available funds equal to $5.6 million (such sum, the “Commitment”), which will be applied by Parent to (i) fund a portion of the aggregate Per Share Merger Consideration and any other amounts required to be paid pursuant to the Merger Agreement, (ii) pay any and all fees, costs and expenses of Parent and Merger Sub at the Closing in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement, and (iii) satisfy all of Parent and Merger Sub’s other payment obligations in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement.  Notwithstanding anything to the contrary contained herein, the Founder Entity shall not, under any circumstances, be obligated to contribute more than the Commitment to Parent. In the event that Parent does not require the full amount of the Commitment in order to consummate the Merger, the amount to be funded under this letter shall, unless otherwise agreed in writing by the Founder, be reduced to the level sufficient to fully fund the aggregate Per Share Merger Consideration and pay related fees and expenses related to the transactions contemplated by the Merger Agreement.

2.             Conditions to Funding.  The payment of the Commitment to Parent shall be subject to (i) the execution and delivery of the Merger Agreement by the Company, and (ii) the satisfaction, or waiver by Parent, of each of the conditions to Parent and Merger Sub’s obligations to effect the Merger set forth in Sections 8.1 and 8.2 of the Merger Agreement as in effect from time to time (other than those conditions that by their nature are to be satisfied at the Closing).

3.             Termination.  This letter and the obligation of the Founder Entity to fund the Commitment will terminate automatically and immediately to the extent described below upon the earlier to occur of (i) the Effective Time; provided that the Founder Entity shall at or prior to the Effective Time have fully funded and paid to Parent the Commitment and fully performed its other obligations hereunder, and (ii) the valid termination of the Merger Agreement in accordance with its terms.  Upon termination of this letter, the Founder Entity shall not have any further obligations or liabilities hereunder.

4.             No Modification.  Neither this letter nor any provision hereof may be amended, modified, supplemented, terminated or waived except by an agreement in writing signed by each of Parent, the Founder Entity and the Company. No transfer or assignment of any rights or obligations hereunder shall be permitted without the consent of Parent, the Founder Entity and the Company.

5.             Confidentiality.  This letter shall be treated as confidential and is being provided to Parent solely in connection with the transactions contemplated by the Merger Agreement, including the Merger.  Unless required by applicable Laws, regulations or rules of the SEC or NASDAQ, this letter may not be used, circulated, quoted or otherwise referred to in any document, except with the Founder Entity’s written consent.

6.             Third Party Beneficiaries.  This letter shall inure to the benefit of and be binding upon Parent and the Founder Entity. Nothing in this letter, express or implied, is intended to, nor does it, confer upon any person (other than Parent and the Founder Entity) any rights or remedies under, or by reason of, or any rights (i) to enforce the Commitment or any provisions of this letter or (ii) to confer upon any person any rights or remedies against any person other than the Founder Entity under or by reason of this letter; provided, however, that the Company is an express third party beneficiary of this letter and shall be entitled to specific performance of the terms hereof, including an injunction, temporary restraining order or other equitable relief, to prevent breaches of this letter by the parties hereto, in addition to any other remedy at law or equity.  Without prejudice to the Company’s rights hereunder, in no event shall any of Parent’s creditors or any other person have any right to enforce this letter.

7.             Governing Law. This letter and all disputes or controversies arising out of or relating to this letter or the transaction contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.

8.             Submission to Jurisdiction.  Subject to the last sentence of this Section 8, any Action arising out of or relating to this letter or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this letter) shall be finally settled by arbitration.  The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the HKIAC in accordance with the HKIAC Rules.  The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules.  Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.  Unless the parties agree otherwise, and subject to the agreement of the tribunal, any Action(s) which arise subsequent to the commencement of arbitration of any existing Action(s), shall be resolved by the tribunal already appointed to hear the existing Action(s).  The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.  Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.  For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

9.             Counterparts.  This letter may be executed in counterparts and by facsimile or in .pdf format, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

10.           Representations and Warranties.  The Founder Entity hereby represents and warrants with respect to itself to Parent that (a) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and it has full legal right, power, capacity and authority to execute and deliver this letter, to perform the obligations hereunder and to consummate the transactions contemplated hereby; (b) the execution, delivery and performance of this letter by it has been duly and validly authorized and approved by all necessary action by it, (c) this letter has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this letter, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (d) it has, and will continue to have until the valid termination of this letter, readily available funds in excess of the sum of its Commitment hereunder; (e) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity or any other person necessary for the due execution, delivery and performance of this letter by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or any other person is required in connection with the execution, delivery or performance of this letter; (f) there is no Action pending against it, or, to its knowledge, threatened against it or any other person, that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by it of its obligations under this letter; and (g) the execution, delivery and performance by it of this letter does not (i) violate any applicable Law or judgment, (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, or otherwise require the consent or approval of any other person pursuant to, any Contract to which it is a party, or (iii) violate its organizational documents.

11.           RESERVED.

12.           Notices.  All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent, to:

Fuling ParentCo Inc.

c/o Southeast Industrial Zone, Songmen Town

Wenling, Zhejiang Province,

People’s Republic of China, 317511

Attention: Ms. Guilan Jiang

if to the Founder Entity, to:

Silver Trillion Investments Limited

c/o Southeast Industrial Zone, Songmen Town

Wenling, Zhejiang Province,

People’s Republic of China, 317511

Attention: Ms. Guilan Jiang

13.           Complete Agreement. This letter, together with the Limited Guarantee, the Support Agreement, and the applicable portions of the Merger Agreement, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all contemporaneous or prior agreements or understandings, both written and oral, between the parties with respect to the subject matter hereof.

14.           Severability. Any term or provision of this letter which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this letter in any other jurisdiction. If any provision of this letter is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

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Very truly yours,

Silver Trillion Investments Limited

By:	/s/ Guilan Jiang
Name:	Guilan Jiang
Title:	Director

 Acknowledged and Agreed:

Fuling ParentCo Inc.

By:	/s/ Guilan Jiang
Name:	Guilan Jiang
Title:	Director

[Signature Page to Equity Commitment Letter]